NEWS RELEASE

Eden Energy Corp. Updates Noah Status

VANCOUVER, April 28, 2008. Eden Energy Corp. today announced that the Noah Federal #1 well has been plugged and abandoned after reaching a total depth of 7,080 feet. The well encountered its targeted formation, the sub-thrust Devonian Simonson dolomite, at a depth of 5,058 feet. Based upon log analysis and the lack of oil or gas shows while drilling, the well did not warrant further testing.

Donald Sharpe, president of Eden Energy, commented “We are disappointed that the Noah well did not encounter commercial hydrocarbons. As noted, the well hit our targeted reservoir within 200 feet of our prognosis, which is a strong endorsement of our seismic interpretation and structural model. We have over 190,000 acres in the Noah project, with numerous structural leads. We will incorporate the results of this well into our overall geologic model of the area before making a decision on how to proceed.”

White River Dome Update

As previously reported Eden’s first four White River Dome wells are tied-in and producing to sales. As of April 28, 2008 the wells are producing approximately 1.9 MMcfd net to Eden’s working interest. Eden has commissioned an independent reserve report for its White River Dome project and is awaiting pricing information from the unit operator in order to finalize. We anticipate being able to provide the report within the next 30 days.

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted fault blocks, and an excellent potential reservoir rock. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the lower risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the decision to proceed with further development at the Noah project, the production rates of the White River Dome wells, the timing of the White River Dome reserve report, the announcement of additional drilling in the White River Dome project, and the low risk development of the White River Dome Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com